Exhibit 10.35

STATEMENT OF TERMS AND CONDITIONS OF EMPLOYMENT IN ACCORDANCE WITH

SECTION 1 EMPLOYMENT RIGHTS ACT 1996

This Statement is confidential and may not be copied or shown and the contents may not be communicated to persons other than the Employee’s professional advisers or Trade Union.

Employee (“you”)	JEANINE LEMMENS

Employee Address

Employer (“the company”)	Weight Watchers (UK) Limited a company incorporated in England and Wales whose registered office is at Millennium House, Ludlow Road, Maidenhead, Berkshire SL6 2SL

Job title	SENIOR VICE PRESIDENT UK

Start date	3RD JUNE 2013

Date of continuous employment	17th July 2006

Gross salary	£206,000 PER ANNUM

Bonus	45% of base salary

Car band/Allowance	£12,600 per annum

The Company offers employment on the terms and conditions set out in this Statement and in the associated Statement of Principal terms and conditions (“Terms and Conditions”).

The Employee understands the Terms and Conditions and accepts the offer.

Signed for Company: /s/ Sara Harper-Holton	Signed Employee: /s/ Jeanine Lemmens
Date: 5/6/13	Date: 5/6/2013

STATEMENT OF PRINCIPAL TERMS AND CONDITIONS OF EMPLOYMENT

1.	COMMENCEMENT AND CONTINUITY OF EMPLOYMENT

1.1	Your employment under this agreement and your continuous service will begin on the date(s) shown on the front page of these Terms and Conditions. Your previous employment with Weight Watchers counts as part of your period of continuous employment with the Company which began on 17th July 2006.

2.	JOB TITLE

2.1	You are employed in the capacity mentioned on the front page of these Terms and Conditions. Your normal duties are as set out in your job description and the Company reserves the right to vary the job description from time to time in its reasonable discretion. You may also be required to perform such additional duties as the Company may from time to time reasonably require. The Company also reserves the right in its reasonable discretion to change the area of your activities and responsibility and otherwise to change your working practices.

3.	HOURS OF WORK

3.1	You are required to work the hours necessary to perform the duties of your role.

3.2	You agree this may involve you working more than 48 hours per week, and that the maximum weekly working time as set out in the Working Time regulations shall not apply in relation to your employment. This arrangement shall apply indefinitely, subject to you withdrawing your agreement on providing the Company with 3 months’ written notice.

3.3	You are entitled to an unpaid lunch break of forty-five minutes each day which will be taken at such time as the Company may require.

4.	LOCATION

4.1	Your normal place of work is shown on the front page of these Terms and Conditions and may include such other places of business of the Company as the Company may from time to time reasonably direct.

4.2	The Company reserves the right to change your place of work, in line with the needs of the business.

4.3	You may also be required to travel within the UK and abroad in the performance of your duties.

5.	REMUNERATION

5.1	Your gross annual salary is as shown on the front page of these Terms and Conditions and shall be deemed to accrue from day to day. Your salary will be paid monthly by BACS to your nominated account on the 24th day of every month. If the 24th day shall fall on a Saturday or Sunday payment will be made on the preceding Friday.

5.2	Your basic salary will be reviewed annually. There is no contractual entitlement to any increase in your basic salary but you will be notified in writing of any change to your salary.

5.3	The Company operates a bonus scheme and you are eligible to receive a bonus as a percentage of your basic salary as shown on the front page of these Terms and Conditions to be paid in one payment during the year.

5.4	Any bonus is awarded at the sole discretion of the Company which reserves the right to end or amend the scheme, in line with the needs of the business at any time and is only payable to employees who join the business before 1st October in any year to which the bonus scheme may apply.

5.5	Only staff who are employed by the Company on the date at which the bonus is payable and in respect of whom notice of termination has not been served will be eligible to receive the bonus payment subject also to clause 5.4. above.

5.6	You authorise the Company to deduct from any remuneration due to you, any overpayment of salary, expenses or other payments made to you by mistake or through any misrepresentation or any outstanding advances, loans, debts or other sums which you owe to the Company or any recoupment of training costs or any cost of repairing any damage to or loss of property of, any fines or charges imposed upon or any other loss sustained by the Company or any third party, caused by your breach of contract or breach of the Company’s rules or as a result of your negligence or dishonesty. You also agree to make payment to the Company of any sums due from you to the Company upon demand by the Company at any time.

6.	SMOKING

No smoking will be allowed at any of the Company’s premises unless a specifically designated area has been made available for this purpose. Failure to comply with this condition may be regarded as gross misconduct and the Company reserves the right to terminate your employment in such case without notice or payment in lieu.

7.	HOLIDAYS

7.1	Your annual paid holiday entitlement is 30 days per annum due to the completion by you of 5 consecutive and continuous years’ employment with the Company.

7.2	Holidays will be taken in each holiday year as your line manager shall agree having regard to the needs of the Company Business.

7.3	The holiday year runs between 1 January and 31 December.

7.4	Not more than two consecutive weeks’ holiday may be taken at any one time or in any one period of three months unless previously authorised by your line manager.

7.5	Entitlement for people entering and leaving the Company’s service are calculated at the rate of 2.08 days per full month worked or 2.33 days per month for those with 5 or more years continuous and consecutive employment.

7.6	All holiday entitlement must be taken during the holiday year as no holiday can be taken forward to the next year.

7.7	On leaving the employment of the Company any necessary payments for unused holiday or the claw back of excess holidays will be deducted in the final payment due to you. For the purposes of calculating such payment in lieu, or such payment, a day’s paid holiday shall be taken to be your annual basic gross salary divided by 260.

7.8	The following Statutory and Bank Holidays will be paid in addition to your contractual holiday entitlement:

New Years Day—Good Friday—Easter Monday—May Day—Spring Bank Holiday—Summer Bank Holiday—

Christmas Day—Boxing Day.

8.	SICKNESS

8.1	In the event of absence on account of sickness or injury, you (or someone on your behalf) must inform your immediate Manager of the reason for your absence as soon as possible on the day on which the sickness or injury first occurs and keep in contact with the Company on a regular basis until you return to work. Entitlement to sick pay may be affected by late notification.

8.2	In respect of an absence on account of sickness or injury lasting seven or fewer calendar days you are not required to produce a certificate from your doctor (a Statement of Fitness For Work) unless requested by the Company, but must complete the Company’s self certification form on return to work from such absence.

8.3	In respect of an absence lasting more than seven calendar days you must on the eighth calendar day of absence provide the Company with a Statement of Fitness For Work signed by a doctor stating the reason for the absence and thereafter provide further Statements each week to cover any subsequent period of absence. The Company reserves the right to ask you at any stage of absence to produce a Medical Certificate and/or to undergo a medical examination.

8.4	You will be paid your normal basic remuneration (less the amount of any statutory sick pay or social security benefits to which you may be entitled) for up to 10 days certificated or uncertificated absence at the discretion of your Manager in total in any rolling period of 12 months. Entitlement to payment is subject to notification of absence and production of Statements of Fitness For Work in accordance with paragraphs 8.1 to 8.3 and compliance with all the terms of the Sickness Absence Policy.

8.5	The Company operates a Statutory Sick Pay Scheme and you are required to co-operate in the maintenance of necessary records. For the purposes of calculating your entitlement to statutory sick pay “qualifying days” are those on which you are normally required to work. Any payments made to you by the Company under the Company sick pay scheme include any payments which may be due under the Statutory Sick Pay Scheme.

9.	HEAD OFFICE SECURITY

Head Office is a secure area which requires use of a swipe-card. Any person making their swipe-card available to third parties or in any other way breaching or compromising the security of the building will be regarded as having committed gross misconduct and the Company reserves the right to terminate their employment without notice or payment in lieu. Should you lose or mislay your swipe-card its loss must be reported to Reception immediately.

10.	PENSION SCHEME AND PRIVATE MEDICAL INSURANCE SCHEME

10.1	The Company operates a contracted in contributory pension scheme (the “Pension Scheme”), which is open to all employees and which you are eligible to join.

10.2	The Company operates a Private Medical Cover Scheme (Private Medical Insurance Scheme”) for all employees, which you are eligible to join.

10.3	The terms and conditions of the Pension Scheme and Medical Insurance Scheme are available from the HR Department. Both schemes are non contractual and the Company reserves the right to terminate its participation in any of the schemes or substitute another scheme, or alter the benefits available under any scheme. If a scheme provider (e.g. an insurance company) refuses for any reason (whether under its own interpretation of the terms of the relevant insurance policy or otherwise) to provide the relevant benefit(s) under the applicable scheme, the Company shall not be liable to provide, or compensate for the loss of, such benefit(s).

10.4	Any actual or prospective loss of entitlement to private medical insurance benefit shall not limit or prevent the Company from exercising its right to terminate your employment under these Terms and Conditions in accordance with paragraph 12 (“Notice Period”) below.

11.	CAR BENEFIT OR ALLOWANCE

11.1	You will be entitled to receive a company car or allowance subject to the provisions of the Company Car Scheme as published from time to time. If you are eligible for a company car, you may be allocated with an appropriate vehicle which is already on lease to the business and is currently available.

11.2	Your current Car Benefit Allowance is shown on the front page of these Terms and Conditions.

11.3	The Company reserves the right to amend the terms and entitlements under the Company Car Scheme, from time to time as required by the needs of the business or legislation, including but not limited to, car lease and car allowance amounts, mileage amounts and general terms and conditions of the Scheme.

12.	NOTICE PERIOD

12.1	You are entitled to terminate your employment by giving 6 months written notice.

12.2	You are entitled to receive 6 months written notice from the Company

12.3	The Company may at any time terminate your employment with immediate effect, without notice or a payment in lieu of notice, if you are guilty of gross misconduct. Examples of conduct which the Company may consider gross misconduct can be found in the Company’s disciplinary procedure, which does not form part of your contract of employment.

12.4	Upon termination of your employment, you must immediately return to the Company any documents, keys, computer, or any other item in your possession belonging to or relating to the business of the Company.

12.5	The Company reserves the right (in its absolute discretion) to make you a Compensation Payment (as defined below) in lieu of all or any part of any notice of termination of employment which it or you are required to give. “Compensation Payment” shall mean an amount equal to your daily basic salary, car cash allowance, pension and private healthcare only (less any required deductions for tax and NI contributions) multiplied by the number of days not worked of your notice entitlement.

12.6	The Compensation Payment shall not take account of the value of any other benefits, bonus, or annual leave entitlement, which would have accrued, had you remained employed during the notice period. You will have no entitlement to receive the Compensation Payment unless and until the Company notifies you in writing of its decision to make the payment.

12.7	The Company reserves the right to require you not to attend at work and/or not to undertake all or any of your duties of employment during any period of notice (whether given by you or the Company), provided always that the Company shall continue to pay your salary and contractual benefits whilst you remain employed by the Company. If the Company exercises this right your duties of confidentiality and loyalty to the Company and all of the terms of your employment shall remain in force during such period, save that you will not be required to work.

13.	DISCIPLINARY & GRIEVANCE PROCEDURE

13.1	Details of the Company’s disciplinary and grievance rules and procedures from time to time in force are detailed as part of the Company’s Employment Policies. These procedures do not form part of your contract of employment but will generally be applied to you. If you wish to appeal against a disciplinary decision you may apply in accordance with the disciplinary procedure. If you wish to raise a grievance, please do so in accordance with the grievance procedure.

13.2	The Company may suspend you from work pending any investigation into your conduct as the Company thinks fit. The Company shall continue to pay your salary and benefits during any period of such a suspension.

14.	WHOLE TIME AND ATTENTION

14.1	You must devote the whole of your time, attention and abilities during your hours of work to your duties for the Company. You may not, under any circumstance, whether directly or indirectly, undertake any other duties during your hours of work under this employment.

14.2	You may not, without prior written consent of the Company (which will not be unreasonably withheld) outside your hours of work with the Company, work for, advise or in any other way assist whether directly or indirectly any business or employment which is similar to or in any way connected with the business of the Company or which could or might reasonably be considered to impair your ability to act at all times in the best interests of the Company.

15.	CONFIDENTIALITY

15.1	During the course of your employment you may have access to, gain knowledge of or be entrusted with information of a confidential nature. This may include but is not limited to financial information, commercial information, technical information, sales and marketing information, trade secrets and policy research, programme materials and development of new programmes, future plans, staffing of the Company, information relating to customers, clients, members, suppliers, manufacturers and the terms and conditions upon which they do business.

15.2	You will not at any time during or after the end of your employment with the Company or any Associate Company unless expressly authorised by the Company in writing or as a necessary part of the performance of your duties disclose to any person firm or Company any confidential information relating to the Company or its business or its activities or activities of any of its clients, customers, members, agents or suppliers.

15.3	If any such disclosure or misuse of information occurs during the course of your employment the Company will treat such conduct as gross misconduct and reserves the right to terminate your employment without notice or payment in lieu.

15.4	For the purposes of this clause 15, “Associate Company” means any company which for the time being is a parent undertaking (as defined by the Companies Act 2006) of the Company or any subsidiary undertaking (as defined by the Companies Act 2006) of any such parent undertaking or of the Company.

16.	COMPANY & INTELLECTUAL PROPERTY

16.1	You acknowledge that all documents and other property provided to you by the Company and all Company programme materials and manuals and the copyright and other intellectual property rights therein, shall be and remain at all times the property of the Company.

16.2	You acknowledge and agree that all documents created by you for the purposes of or in connection with your employment with the Company constitute the property of the Company.

16.3	You will immediately return or deliver to the Company, all Company documents (whether or not created by you) upon termination of your employment or at any other time upon request by the Company, together with all copies thereof which may be in your possession.

16.4	Upon termination of your employment, you will return promptly all other Company property provided to you for the purposes of performing your duties, including without limitation, scales, credit card machines, stock, products and publications. The Company reserves the right to delay or withhold all or part of your final remuneration payment until such time as all Company property has been returned to it in reasonable condition.

17.	IT, EMAIL AND INTERNET USAGE

17.1	The Company policy on IT, email and internet use are detailed in the Company’s IT Acceptable Usage Policy. You agree to comply with this policy.

18.	POST TERMINATION RESTRICTIONS

18.1	In order to protect the legitimate business interests of the Company, you hereby covenant that you will not for a period of twelve weeks immediately following the termination of your employment either on your own account or in conjunction with or on behalf of any other person, company, business entity or other organisation whatsoever directly or indirectly:

(a)	induce, solicit, deal with, entice or procure, any person who is an employee of the Company with whom you had personal contact or dealings or who reported to you or who had material contact with the Company’s customers or suppliers to leave such employment for the purpose of any business that competes with Weight Watchers Business; or

(b)	induce, solicit, deal with or endeavour to entice away from the Company the business or custom of any customer who was a customer in the 2 months prior to such termination and with whom you had contact or about whom you became aware or informed in the course of your employment (a “Restricted Customer”) with a view to providing goods or services to that Restricted Customer in competition with Weight Watchers Business ; or

(c)	be involved or engaged in any activity with any Restricted Customer in the course of any business concern or any business concern which competes (or intends to compete ) with Weight Watchers Business; or

(d)	at any time after the termination of your employment, represent yourself as connected with the Company in any capacity.

18.2	“Weight Watchers’ Business” means the business of the Company operating within the UK in the weight loss and weight management industry in or with which you have been involved or concerned at any time during the period of twelve months prior to the termination of your employment.

18.3	Where no duties are assigned to you during any period of notice the period of twelve weeks for the purpose of the restrictions contained in this clause runs from the last date on which you carried out any duties assigned to you by the Company.

18.4	You acknowledge that the provisions of this clause 17 are fair, reasonable and necessary to protect the goodwill and interests of the Company and that in the event that you breach these provisions the Company would be entitled to seek damages and/or injunctive relief.

18.5	If the any of the restrictions contained in this clause 18 exceeds what is reasonable for the protection of the goodwill and interests of the Company but would be valid if part of the wording were deleted then such restriction shall apply with such deletions as may be necessary to make it enforceable.

19.	DATA PROTECTION

19.1	In order to keep and maintain accurate records relating to your employment, it will be necessary for the Company to record, keep and process personal data including sensitive personal data relating to you. By accepting these terms and conditions of employment, you undertake and agree to the recording, processing, use, disclosure, storage and transfer overseas (including to countries outside the European Economic Area) by the Company of personal data relating to you. For the purposes of the Data Protection Act 1998, the Company has nominated the Director of IS as its representative.

20.	COLLECTIVE AGREEMENT

There is no collective agreement that directly affects your employment.

21	EMPLOYMENT POLICIES AND RELATED DOCUMENTS

21.1	These Terms and Conditions of employment must be read in conjunction with the Company Employment Policies which are available to you on the Company intranet, Link Online. If any of the Terms and Conditions in this agreement conflict with the Employment Policies, or any offer letter, the terms and conditions of this agreement will prevail.

21.2	Any references to policies or other documents in this agreement include the current version of such policy or document and any updated or amended or successor version (whether such successor version has the same or different title).

22.	GENERAL

22.1	The Company reserves the right to vary these Terms and Conditions of employment. Any such changes will be notified to you in writing giving one month’s notice of such variation. These Terms and Conditions replace all your previous terms and conditions.

22.2	The Company has a number of policies and procedures and company rules that are set out in the Employee Handbook. These policies and procedures set out the Company’s standards and expectations of its employees and you are required to familiarise yourself with them and follow them at all times. Such policies and procedures are non-contractual and may be amended, replaced or withdrawn at any time, without compensation.